Exhibit 99.1

October 1, 2013

Media Contact: Sonya Headen, Las Vegas, NV (702) 364-3411

Financial Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

For Immediate Release

SOUTHWEST GAS ANNOUNCES PRICING OF

$250 MILLION 4.875% SENIOR NOTES DUE 2043

LAS VEGAS, NV – Southwest Gas Corporation (NYSE: SWX) today announced that it has priced a registered public offering of $250 million aggregate principal amount of its Senior Notes due 2043. The notes will bear interest at a rate of 4.875% per annum, payable semi-annually in arrears on April 1 and October 1 of each year beginning on April 1, 2014. The notes will mature on October 1, 2043. The offering is expected to close on October 4, 2013, subject to the satisfaction of customary closing conditions.

KeyBanc Capital Markets Inc., Mitsubishi UFJ Securities (USA), Inc., and U.S. Bancorp Investments, Inc. are acting as joint book-running managers; Wells Fargo Securities, LLC is acting as senior co-manager; and Samuel A. Ramirez & Company, Inc. and The Williams Capital Group, L.P. are acting as co-managers for the offering.

Southwest Gas stated that it expects to use approximately $180 million of the net proceeds from the offering to temporarily pay down, in full, the amount outstanding under its revolving credit facility, which, as of September 24, 2013, was approximately $180 million. The remaining balance of the net proceeds may be used for general corporate purposes, as provided in the prospectus.

The notes will be issued pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2013. A preliminary prospectus relating to the offering of the notes has been filed with the SEC, and Southwest Gas will file a final version of the prospectus with the SEC, copies which can be obtained by visiting EDGAR on the SEC’s Web site at http://www.sec.gov and from: KeyBanc Capital Markets Inc., at 127 Public Square, Cleveland, OH 44114-1306, Attention: Fixed Income Syndicate, toll free at (866) 227-6479, Mitsubishi UFJ Securities (USA), Inc., at 1633 Broadway, 29th Floor, New York, NY 10019, Attention: Capital Markets Group, toll free at (877) 649-6848, or U.S. Bancorp Investments, Inc., at 214 North Tryon Street, 26th Floor, Charlotte, NC 28202, Attention: High Grade Syndicate, toll free at (877) 558-2607.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would not be permitted.

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Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in Southwest Gas’ filings with the SEC, including its Forms 10-K, 10-Q and 8-K. In particular, there can be no assurances that the offering of the notes will be consummated within the expected timing, on the proposed terms or at all.

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